Exhibit 1

NXP Semiconductors to Divest its Standard Products Business

Eindhoven, Netherlands, June 14, 2016 - NXP Semiconductors N.V. (NASDAQ: NXPI) today announced an agreement to divest its Standard Products business to a consortium of financial investors consisting of Beijing Jianguang Asset Management Co., Ltd (“JAC Capital”) and Wise Road Capital LTD (“Wise Road Capital”). Under the terms of the agreement the consortium will pay approximately $2.75 billion for the business. The transaction is expected to close in the first quarter of 2017, pending all required regulatory approvals and employee representative consultations.

The NXP Standard Products business is an industry leading supplier of Discrete, Logic and PowerMOS semiconductors focused on the Automotive, Industrial, Computing, Consumer, and Wearable application markets. At the close of the transaction, the NXP Standard Products business will be branded Nexperia, which will be headquartered in Nijmegen, the Netherlands. For fiscal 2015, the NXP Standard Products business had annual revenue of $1.2 billion.

“This transaction is a positive accomplishment for all parties involved. It enables NXP to continue to focus on its High-Performance Mixed Signal business, furthering our Secure Connections for a Smarter World strategy,” said Rick Clemmer, NXP Chief Executive Officer. “We believe the creation of Nexperia benefits our customers, as JAC Capital and Wise Road Capital will focus on global investments to enhance and support the future growth of the business.”

“We are pleased to have reached an agreement to acquire the Standard Products business from NXP with its strong team and established technology. We will enhance the competitive position of the business globally through thoughtful investment in R&D, manufacturing and customer service to strengthen its global market position. JAC Capital, with its strong background in financial industries and many years of experience in the semiconductor and telecom areas, will actively help the management team of the new company to achieve long term success. Additionally, we will continue to support the existing labour conditions for the Standard Product employees, as they are a critical component to the long term success of the business,” said Brighten Li, Chairman of JAC Capital Investment Evaluation Committee.

“We are committed to provide Nexperia the capital it requires to accelerate its global growth strategy, which we believe will help to accelerate product introductions in key target markets, while assuring no disruption to Nexperia’s global customer and supplier base. Although servicing a variety of markets, Nexperia will be especially increasing focus on automotive applications and providing their required high-level of quality solutions. In addition, we will help Nexperia expand its strong position in the fast-growing global emerging markets, through our strong network of industrial leaders,” said Michael Zhang, Managing Partner of Wise Road Capital.

Under the agreement, the entire scope of the NXP Standard Products business, including its management team, led by Frans Scheper, and approximately 11 thousand NXP employees will be transferred to Nexperia. Nexperia will be an independent company incorporated in the Netherlands, and will be fully owned by JAC Capital and Wise Road Capital upon the close of the transaction. Additionally, NXP’s Standard Product front end wafer fabs in Manchester, UK, and Hamburg, Germany, and the back-end facilities in Guangdong, China, Seremban, Malaysia, and Cabuyao, Philippines, will be transferred to Nexperia, as well as the in-house equipment manufacturer ITEC and all relevant patents and intellectual property associated with the Standard Products business.

The transaction, including the entry into and the terms of the definitive agreements and the approval of JAC Capital and Wise Road Capital as the acquirers are subject to review and approval by the US Federal Trade Commission, the European Commission, MOFCOM and other agencies. Credit Suisse acted as exclusive financial adviser to NXP.

Conference Call and Webcast Information

NXP will host a conference call on June 14, 2016, at 8:00 a.m. U.S. Eastern Time to discuss the announcement of the divesture of its Standard Products business. Interested parties may join the conference call by dialling 1-888-603-7644

(within the U.S.) or 1 484-747-6631 (outside of the U.S.). The participant pass-code is 31466865. To listen to a webcast of the event, please visit the Investor Relations section of the NXP website at www.nxp.com/investor. The webcast will be recorded and available for replay shortly after the call concludes.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) enables secure connections and infrastructure for a smarter world, advancing solutions that make lives easier, better and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the secure connected vehicle, end-to-end security & privacy and smart connected solutions markets. Built on more than 60 years of combined experience and expertise, the company has 44,000 employees in more than 35 countries and posted revenue of $6.1 billion in 2015. Find out more at www.nxp.com.

About Beijing Jianguang Asset Management Co., Ltd. (JAC Capital)

Beijing Jianguang Asset Management Co., Ltd. (“JAC Capital”) is a subsidiary of JIC Capital which is part of JIC Group (China Jianyin Investment Ltd). JAC Capital was established for the purpose of investing in the high tech industry including semiconductor, information technology, networking, data service, cloud computing and telecommunications. By taking advantage of the abundant resources of its shareholders in the international financial market, JAC Capital partners with industrial leaders in various sectors and makes investments in the focused high tech industry and the global semiconductors market to support its continuous development.

About Wise Road Capital LTD (Wise Road Capital)

Wise Road Capital is a global private equity fund that is focused on investing into solid high tech companies by identifying opportunities in enabling technologies for global urbanization and smart/green life through close cooperation with leading companies along several main themes, including smart city, intelligent manufacturing, renewable energies, etc. Wise Road Capital is striving to build a healthy international eco-system around those key themes through its investments and its international management team with a combination of industry and investment background.

Forward-looking Statements

This document includes forward-looking statements which include statements regarding NXP’s business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: market demand and semiconductor industry conditions; the ability to successfully introduce new technologies and products; the end-market demand for the goods into which NXP’s products are incorporated; the ability to generate sufficient cash, raise sufficient capital or refinance corporate debt at or before maturity; the ability to meet the combination of corporate debt service, research and development and capital investment requirements; the ability to accurately estimate demand and match manufacturing production capacity accordingly or obtain supplies from third-party producers; the access to production capacity from third-party outsourcing partners; any events that might affect third-party business partners or NXP’s relationship with them; the ability to secure adequate and timely supply of equipment and materials from suppliers; the ability to avoid operational problems and product defects and, if such issues were to arise, to correct them quickly; the ability to form strategic partnerships and joint ventures and to successfully cooperate with alliance partners; the ability to win competitive bid selection processes to develop products for use in customers’ equipment and products; the ability to successfully establish a brand identity; the ability to successfully hire and retain key management and senior product architects; and, the ability to maintain good relationships with our suppliers. In addition, this document contains information concerning the semiconductor industry and NXP’s business segments generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry, NXP’s market segments and product areas may develop. NXP has based these assumptions on information currently available, if any one or more of these assumptions turn out to be incorrect, actual market results may differ from those predicted. While NXP does not know what impact any such differences may have on its business, if there are such differences, its future results of operations and its financial condition could be materially adversely affected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:	Media:
Jeff Palmer	Joon Knapen
jeff.palmer@nxp.com	joon.knapen@nxp.com
+1 408 518 5411	+49 151 257 43 299